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                                                                    EXHIBIT 21.1


                          SUBSIDIARIES OF THE COMPANY

Cumulus Broadcasting, Inc., a Nevada corporation
Cumulus Licensing Corp., a Nevada corporation
Cumulus Wireless Services Inc., a Nevada corporation
Cumulus Internet Services Inc., a Nevada corporation
Cumulus Telecommunications Inc., a Nevada corporation
Caribbean Communications Company, Ltd., A corporation organized under the laws of Montserrat
GEM Radio Five Limited, a corporation organized under the laws of Trinidad and
         Tobago
Broadcast Software International Inc., an Oregon corporation